Exhibit 10.6

.BIZ Registry Agreement (8 December 2006)

Registry Agreement
This REGISTRY AGREEMENT (this “Agreement”) is entered into as of 18 December 2006 by and between Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation (“ICANN”), and NeuStar, Inc. a Delaware corporation.
ARTICLE 1 INTRODUCTION
Section 1.1 Effective Date. The Effective Date for purposes of this Agreement shall be 8 December 2006.
Section 1.2 Top-Level Domain. The Top-Level Domain to which this Agreement applies is .biz (“TLD”).
Section 1.3 Designation as Registry Operator. Upon the Effective Date, until the Expiration Date as defined in Section 4.1 hereof, ICANN shall continue to designate NeuStar, Inc. as the sole registry operator for the TLD (“Registry Operator”).
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
Section 2.1 Registry Operator’s Representations and Warranties.
2.1 (a) Organization; Due Authorization and Execution. Registry Operator is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and Registry Operator has all requisite power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by Registry Operator into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by Registry Operator.
2.1 (b) Statements made During Negotiation Process. The factual statements made in writing by both Parties in negotiating this Agreement, were true and correct in all material respects at the time . A violation or breach of this subsection shall not be a basis for termination, rescission or other equitable relief, and, instead shall only give rise to a claim for damages.
Section 2.2 ICANN’s Representations and Warranties.
2.2 (a) Organization; Due Authorization and Execution. ICANN is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of California. ICANN has all requisite corporate power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by ICANN into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by ICANN.
ARTICLE 3 COVENANTS
Section 3.1 Covenants of Registry Operator. Registry Operator covenants and agrees with ICANN as follows:
3.1 (a) Preserve Security and Stability.
3.1 (a)(i) ICANN Temporary Specifications or Policies. Registry Operator shall comply with and implement all specifications or policies established by the ICANN Board of Directors on a temporary basis, if adopted by the ICANN Board of Directors by a vote of at least two-thirds of its members, so long as the ICANN Board of Directors reasonably determines that immediate temporary establishment of a specification or policy on the subject is necessary to maintain the Stability or Security (as defined in Section 3.1(d)(iv)(G)) of Registry Services or the DNS (“Temporary Specification or Policies”). Such proposed specification or policy shall be as narrowly tailored as feasible to achieve those objectives. In establishing any specification or policy under this provision, the ICANN Board of Directors shall state the period of time for which the specification or policy is temporarily adopted and shall immediately implement the Consensus Policy development process set forth in ICANN’s Bylaws. ICANN shall also issue an advisory statement containing a detailed explanation of its reasons for adopting the temporary specification or policy and why the Board believes the specification or policy should receive the consensus support of Internet stakeholders. If the period of time for which the specification or policy is adopted exceeds 90 days, the ICANN Board shall reaffirm its temporary adoption every 90 days for a total period not to exceed one year, in order to maintain such policy in effect until such time as it shall become a Consensus Policy as described in Section 3.1(b) below. If during such one year period, the temporary policy or specification does not become a Consensus Policy meeting the standard set forth in Section 3.1(b) below, Registry Operator shall no longer be required to comply with or implement such temporary policy or specification.
3.1 (b) Consensus Policies.
3.1 (b)(i) At all times during the term of this Agreement and subject to the terms hereof, Registry Operator will fully comply with and implement all Consensus Policies found at http://www.icann.org/general/consensus-policies.htm, as of the Effective Date and as may in the future be developed and adopted in accordance with ICANN’s Bylaws and as set forth below.
3.1 (b)(ii) “Consensus Policies” are those specifications or policies established (1) pursuant to the procedure set forth in ICANN’s Bylaws and due process, and (2) covering those topics listed in Section 3.1(b)(iv) below. The Consensus Policy development process and procedure set forth in ICANN’s Bylaws may be revised from time to time in accordance with ICANN’s Bylaws, and any Consensus Policy that is adopted through such a revised process and covering those topics listed in Section 3.1(b) (iv) below shall be considered a Consensus Policy for purposes of this Agreement.
3.1 (b)(iii) For all purposes under this Agreement, the policies identified at http://www.icann.org/general/consensus-policies.htm shall be treated in the same manner and have the same effect as “Consensus Policies.”
3.1 (b)(iv) Consensus Policies and the procedures by which they are developed shall be designed to produce, to the extent possible, a consensus of Internet stakeholders, including the operators of gTLDs. Consensus Policies shall relate to one or more of the following: (1) issues for which uniform or coordinated resolution is reasonably necessary to facilitate interoperability, Security and/or Stability of the Internet or DNS; (2) functional and performance specifications for the provision of Registry Services (as defined in Section 3.1(d)(iii) below); (3) Security and Stability of the registry database for the TLD; (4) registry policies reasonably necessary to implement Consensus Policies relating to registry operations or registrars; or (5) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names). Such categories of issues referred to in the preceding sentence shall include, without limitation:
3.1 (b)(iv)(A) principles for allocation of registered names in the TLD (e.g., first-come, first-served, timely renewal, holding period after expiration);
3.1 (b)(iv)(B) prohibitions on warehousing of or speculation in domain names by registries or registrars;
3.1 (b)(iv)(C) reservation of registered names in the TLD that may not be registered initially or that may not be renewed due to reasons reasonably related to (a) avoidance of confusion among or misleading of users, (b) intellectual property, or (c) the technical management of the DNS or the Internet (e.g., establishment of reservations of names from registration);
3.1 (b)(iv)(D) maintenance of and access to accurate and up-to-date information concerning domain name registrations;
3.1 (b)(iv)(E) procedures to avoid disruptions of domain name registration due to suspension or termination of operations by a registry operator or a registrar, including procedures for allocation of responsibility for serving registered domain names in a TLD affected by such a suspension or termination; and
3.1 (b)(iv)(F) resolution of disputes regarding whether particular parties may register or maintain registration of particular domain names.

3.1 (b)(v) In addition to the other limitations on Consensus Policies, they shall not:
3.1 (b)(v)(A) prescribe or limit the price of Registry Services;
3.1 (b)(v)(B) modify the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability (set forth below) and the standards applied by ICANN;
3.1 (b)(v)(C) for two years following the Effective Date, modify the procedure for the consideration of proposed Registry Services;
3.1 (b)(v)(D) modify the terms or conditions for the renewal or termination of this Agreement;
3.1 (b)(v)(E) modify ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c);
3.1 (b)(v)(F) modify the limitations on Temporary Specifications or Consensus Policies;
3.1 (b)(v)(G) modify the definition of Registry Services;
3.1 (b)(v)(H) modify the terms of Sections 7.2 below; or
3.1 (b)(v)(I) alter services that have been implemented pursuant to Section 3.1(d) of this Agreement (unless justified by compelling and just cause based on Security and Stability.
3.1 (b)(vi) Registry Operator shall be afforded a reasonable period of time following notice of the establishment of a Consensus Policy or Temporary Specifications or Policies in which to comply with such policy or specification, taking into account any urgency involved. In the event of a conflict between Registry Services (as defined in Section 3.1(d)(iii) below), on the one hand, and Consensus Policies developed in accordance with this Section 3.1(b) or any Temporary Specifications or Policies established pursuant to Section 3.1(a)(i) above, on the other hand, the Consensus Polices or Temporary Specifications or Policies shall control, notwithstanding any other provisions contained within this Agreement.
3.1 (c) Handling of Registry Data.
3.1 (c)(i) Data Escrow. Registry Operator shall establish at its expense a data escrow or mirror site policy for the Registry Data compiled by Registry Operator. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date, status information, and DNSSEC related key material (if Registry Operator implements DNSSEC); (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar’s administrative, billing, and technical contacts; (4) domain name registrant data collected by the Registry Operator from registrars as part of or following registration of a domain name; and (5) the DNSSEC-related material necessary to sign the .biz zone (e.g., public and private portions of .biz zone key-signing keys and zone-signing keys)(if Registry Operator implements DNSSEC). The escrow agent or mirror-site manager, and the obligations thereof, shall be mutually agreed upon by ICANN and Registry Operator on commercially reasonable standards that are technically and practically sufficient to allow a successor registry operator to assume management of the TLD. To this end, Registry Operator shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry Operator and ICANN, such approval not to be unreasonably withheld by either party. In addition, Registry Operator will deposit into escrow that data collected from registrars as part of offering Registry Services introduced after the Effective Date of this Agreement. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time, and as set forth in Appendix 1 hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold) or through the establishment of a Consensus Policy as outlined in Section 3.1(b) above. The escrow shall be held under an agreement, substantially in the form of Appendix 2, as the same may be revised from time to time, among ICANN, Registry Operator, and the escrow agent.
3.1 (c)(ii) Personal Data. Registry Operator shall notify registrars sponsoring registrations in the registry for the TLD of the purposes for which Personal Data (as defined below) submitted to Registry Operator by registrars, if any, is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Registry Operator shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Registry Operator shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. “Personal Data” shall refer to all data about any identified or identifiable natural person.
3.1 (c)(iii) Bulk Zone File Access. Registry Operator shall provide bulk access to the zone files for the registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement reasonably established by ICANN, which initially shall be in the form attached as Appendix 3 hereto. Changes to the zone file access agreement may be made upon the mutual written consent of ICANN and Registry Operator (which consent neither party shall unreasonably withhold).
3.1 (c)(iv) Monthly Reporting. Within 20 days following the end of each calendar month, Registry Operator shall prepare and deliver to ICANN a report providing such data and in the format specified in Appendix 4. ICANN may audit Registry Operator’s books and records relating to data contained in monthly reports from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN’s cost, unless such audit shall reflect a material discrepancy or discrepancies in the data provided by Registry Operator. In the latter event, Registry Operator shall reimburse ICANN for all reasonable costs and expenses associated with such audit, which reimbursement shall be paid together with the next Registry-Level Fee payment due following the date of transmittal of the cost statement for such audit.
3.1 (c)(v) Whois Service. Registry Operator shall provide such whois data as set forth in Appendix 5.
3.1 (d) Registry Operations.
3.1 (d)(i) Registration Restrictions.
3.1 (d)(i)(A) Registry Operator shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Appendix 6 hereto or (ii) located at http://data.iana.org/TLD/tlds-alpha-by-domain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.
3.1(d)(i)(B) Registry Operator shall apply, monitor, and enforce the restrictions on registration in the Registry TLD. Appendix 11 sets forth the restrictions to be applied and sets forth the manner by which these restrictions shall be applied, monitored, and enforced. Changes to the restrictions may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold).
3.1 (d)(ii) Functional and Performance Specifications. Functional and Performance Specifications for operation of the TLD shall be as set forth in Appendix 7 hereto, and shall address without limitation DNS services; operation of the shared registration system; and nameserver operations. Registry Operator shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year, which records ICANN may audit from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN’s cost.
3.1 (d)(iii) Registry Services. Registry Services are, for purposes of this Agreement, defined as the following: (a) those services that are both (i)

operations of the registry critical to the following tasks: the receipt of data from registrars concerning registrations of domain names and name servers; provision to registrars of status information relating to the zone servers for the TLD; dissemination of TLD zone files; operation of the registry zone servers; and dissemination of contact and other information concerning domain name server registrations in the TLD as required by this Agreement; and (ii) provided by the Registry Operator for the .biz registry as of the Effective Date as set forth on Appendix 9; (b) other products or services that the Registry Operator is required to provide because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above); (c) any other products or services that only a registry operator is capable of providing, by reason of its designation as the registry operator; and (d) material changes to any Registry Service within the scope of (a), (b) or (c) above.
3.1 (d)(iv) Process for Consideration of Proposed Registry Services. Following written notification by Registry Operator to ICANN that Registry Operator may make a change in a Registry Service within the scope of the preceding paragraph:
3.1 (d)(iv)(A) ICANN shall have 15 calendar days to make a “preliminary determination” whether a Registry Service requires further consideration by ICANN because it reasonably determines such Registry Service: (i) could raise significant Security or Stability issues or (ii) could raise significant competition issues.
3.1 (d)(iv)(B) Registry Operator must provide sufficient information at the time of notification to ICANN that it may implement such a proposed Registry Service to enable ICANN to make an informed “preliminary determination.” Information provided by Registry Operator and marked “CONFIDENTIAL” shall be treated as confidential by ICANN. Registry Operator will not designate “CONFIDENTIAL” information necessary to describe the purpose of the proposed Registry Service and the effect on users of the DNS.
3.1 (d)(iv)(C) ICANN may seek expert advice during the preliminary determination period (from entities or persons subject to confidentiality agreements) on the competition, Security or Stability implications of the Registry Service in order to make its “preliminary determination.” To the extent ICANN determines to disclose confidential information to any such experts, it will provide notice to Registry Operator of the identity of the expert(s) and the information it intends to convey.
3.1 (d)(iv)(D) If ICANN determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service, does not raise significant Security or Stability (as defined below), or competition issues, Registry Operator shall be free to deploy it upon such a determination.

3.1 (d)(iv)(E) In the event ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the Registry Service might raise significant competition issues, ICANN shall refer the issue to the appropriate governmental competition authority or authorities with jurisdiction over the matter within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, with notice to Registry Operator. Any such referral communication shall be posted on ICANN’s website on the date of transmittal. Following such referral, ICANN shall have no further responsibility, and Registry Operator shall have no further obligation to ICANN, with respect to any competition issues relating to the Registry Service. If such a referral occurs, the Registry Operator will not deploy the Registry Service until 45 calendar days following the referral, unless earlier cleared by the referred governmental competition authority.
3.1 (d)(iv)(F) In the event that ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service might raise significant Stability or Security issues (as defined below), ICANN will refer the proposal to a Standing Panel of experts (as defined below) within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, and simultaneously invite public comment on the proposal. The Standing Panel shall have 45 calendar days from the referral to prepare a written report regarding the proposed Registry Service’s effect on Security or Stability (as defined below), which report (along with a summary of any public comments) shall be forwarded to the ICANN Board. The report shall set forward the opinions of the Standing Panel, including, but not limited to, a detailed statement of the analysis, reasons, and information upon which the panel has relied in reaching their conclusions, along with the response to any specific questions that were included in the referral from ICANN staff. Upon ICANN’s referral to the Standing Panel, Registry Operator may submit additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
3.1 (d)(iv)(G) Upon its evaluation of the proposed Registry Service, the Standing Panel will report on the likelihood and materiality of the proposed Registry Service’s effects on Security or Stability, including whether the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Security or Stability as defined below:
Security: For purposes of this Agreement, an effect on security by the proposed Registry Service shall mean (1) the unauthorized disclosure, alteration, insertion or destruction of Registry Data, or (2) the unauthorized access to or disclosure of information or resources on the Internet by systems operating in accordance with all applicable standards.
Stability: For purposes of this Agreement, an effect on stability shall mean that the proposed Registry Service (1) is not compliant with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs sponsored by the IETF or (2) creates a condition that adversely affects the throughput, response time, consistency or coherence of responses to Internet servers or end systems, operating in accordance with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs and relying on Registry Operator’s delegation information or provisioning services.
3.1 (d)(iv)(H) Following receipt of the Standing Panel’s report, which will be posted (with appropriate confidentiality redactions made after consultation with Registry Operator) and available for public comment, the ICANN Board will have 30 calendar days to reach a decision. In the event the ICANN Board reasonably determines that the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Stability or Security, Registry Operator will not offer the proposed Registry Service. An unredacted version of the Standing Panel’s report shall be provided to Registry Operator upon the posting of the report. The Registry Operator may respond to the report of the Standing Panel or otherwise submit to the ICANN Board additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
3.1 (d)(iv)(I) The Standing Panel shall consist of a total of 20 persons expert in the design, management and implementation of the complex systems and standards-protocols utilized in the Internet infrastructure and DNS (the “Standing Panel”). The members of the Standing Panel will be selected by its Chair. The Chair of the Standing Panel will be a person who is agreeable to both ICANN and the registry constituency of the supporting organization then responsible for generic top level domain registry policies. All members of the Standing Panel and the Chair shall execute an agreement requiring that they shall consider the issues before the panel neutrally and according to the definitions of Security and Stability. For each matter referred to the Standing Panel, the Chair shall select no more than five members from the

Standing Panel to evaluate the referred matter, none of which shall have an existing competitive, financial, or legal conflict of interest, and with due regard to the particular technical issues raised by the referral.
3.1 (e) Fees and Payments. Registry Operator shall pay the Registry-Level Fees to ICANN on a quarterly basis in accordance with Section 7.2 hereof.
3.1 (f) Traffic Data. Nothing in this Agreement shall preclude Registry Operator from making commercial use of, or collecting, traffic data regarding domain names or non-existent domain names for purposes such as, without limitation, the determination of the availability and health of the Internet, pinpointing specific points of failure, characterizing attacks and misconfigurations, identifying compromised networks and hosts and promoting the sale of domain names, provided however, that such use does not permit Registry Operator to disclose domain name registrant or end-user information or other Personal Data as defined in Section 3.1(c)(ii) that it collects through providing domain name registration services for any purpose not otherwise authorized by this agreement. In this regard, in the event the TLD registry is a “thick” registry model, the traffic data that may be accessible to and used by Registry Operator shall be limited to the data that would be accessible to a registry operated under a “thin” registry model. The process for the introduction of new Registry Services shall not apply to such traffic data. Nothing contained in this section 3.1(f) shall be deemed to constitute consent or acquiescence by ICANN to an introduction by Registry Operator of a service employing a universal wildcard function. To the extent that traffic data subject to this provision is made available, access shall be on terms that are nondiscriminatory.
3.1 (g) Cooperation. The parties agree to cooperate with each other and share data as necessary to accomplish the terms of this Agreement.
Section 3.2 Covenants of ICANN. ICANN covenants and agrees with Registry Operator as follows:
3.2 (a) Open and Transparent. Consistent with ICANN’s expressed mission and core values, ICANN shall operate in an open and transparent manner.
3.2 (b) Equitable Treatment. ICANN shall not apply standards, policies, procedures or practices arbitrarily, unjustifiably, or inequitably and shall not single out Registry Operator for disparate treatment unless justified by substantial and reasonable cause.
3.2 (c) TLD Zone Servers. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, it will use best efforts to ensure that (i) the authoritative root will point to the TLD zone servers designated by Registry Operator for the Registry TLD throughout the Term of this Agreement; and (ii) any changes to the TLD zone server designation submitted to ICANN by Registry Operator will be implemented by ICANN within seven days of submission.
3.2 (d) Nameserver Changes. Registry Operator may request changes in the nameserver delegation for the Registry TLD. Any such request must be made in a format, and otherwise meet technical requirements, specified from time to time by ICANN. ICANN will use commercially reasonable efforts to have such requests implemented in the Authoritative Root-Server System within seven calendar days of the submission.
3.2 (e) Root-zone Information Publication. ICANN’s publication of root-zone contact information for the Registry TLD will include Registry Operator and its administrative and technical contacts. Any request to modify the contact information for the Registry Operator must be made in the format specified from time to time by ICANN.
ARTICLE 4 TERM OF AGREEMENT
Section 4.1 Term. The initial term of this Agreement shall expire on December 31, 2012, the “Expiration Date,” as extended by any renewal terms.
Section 4.2 Renewal. This Agreement shall be renewed upon the expiration of the term set forth in Section 4.1 above and each later term, unless the following has occurred: (i) following notice of breach to Registry Operator in accordance with Section 6.1 and failure to cure such breach within the time period prescribed in Section 6.1, an arbitrator or court has determined that Registry Operator has been in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 and (ii) following the final decision of such arbitrator or court, Registry Operator has failed to comply within ten days with the decision of the arbitrator or court, or within such other time period as may be prescribed by the arbitrator or court. Upon renewal, in the event that the terms of this Agreement are not similar to the terms generally in effect in the Registry Agreements of the 5 most reasonably comparable gTLDs (provided however that if less than five gTLDs are reasonably comparable, then comparison shall be made with such lesser number, and .com, info, .net and .org are hereby deemed comparable), renewal shall be upon terms reasonably necessary to render the terms of this Agreement similar to such terms in the Registry Agreements for those other gTLDs. The preceding sentence, however, shall not apply to the terms of this Agreement regarding the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability and the standards applied by ICANN in the consideration process; the terms or conditions for the renewal or termination of this Agreement; ICANN’s obligation to Registry Operator under Section 3.2(a), (b) and (c); the limitations on Consensus Policies or Temporary Specifications or Policies; or the definition of Registry Services. In addition, upon renewal, registry fees payable to ICANN may be reasonably modified so long as any increase in such fees shall not exceed the average of the percentage increase in registry fees for the five most reasonably comparable TLDs (or such lesser number as provided above) during the prior three year period;
Section 4.3 Changes. While this Agreement is in effect, the parties agree to engage in good faith negotiations at regular intervals (at least once every three calendar years following the Effective Date) regarding possible changes to the terms of the Agreement, including to Section 7.2 regarding fees and payments to ICANN. In addition, ICANN shall consider and discuss with Registry Operator other appropriate changes to pricing and related terms under the Agreement in the event ICANN shall obtain further independent data from professional experts providing analysis of the pricing of domain name registrations and competitive market considerations. The failure by Registry Operator to agree to an increase in registry fees or other terms shall not constitute a violation of this provision.
Section 4.4 Failure to Perform in Good Faith. In the event Registry Operator shall have been repeatedly and willfully in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2, and arbitrators in accordance with Section 5.1(b) of this Agreement repeatedly have found Registry Operator to have been in fundamental and material breach of this Agreement, including in at least three separate awards, then the arbitrators shall award such punitive, exemplary or other damages as they may believe appropriate under the circumstances.
ARTICLE 5 DISPUTE RESOLUTION
Section 5.1 Resolution of Disputes.
5.1 (a) Cooperative Engagement. In the event of a disagreement between Registry Operator and ICANN arising under or out of this Agreement, either party may by notice to the other invoke the dispute resolution provisions of this Article V. Provided, however, that before either party may initiate arbitration as provided in Section 5.1(b) below, ICANN and Registry Operator must attempt to resolve the dispute by cooperative engagement as set forth in this Section 5.1(a). If either party provides written notice to the other demanding cooperative engagement as set forth in this Section 5.1(a), then each party will, within seven calendar days after such written notice is deemed received in accordance with Section 8.6 hereof, designate a single executive officer as its representative under this Section 5.1(a) with full authority to act on such party’s behalf to resolve the dispute. The designated representatives shall, within 2 business days after being designated, confer by telephone or in person to attempt to resolve the dispute. If they are not able to resolve the dispute during such telephone conference or meeting, they shall further meet in person at a location reasonably designated by ICANN within 7 calendar days after such initial telephone conference or meeting, at which meeting the parties shall attempt to reach a definitive resolution. The time schedule and process set forth in this Section 5.1(a) may be modified with respect to any dispute, but only if both parties agree to a revised time schedule or process in writing in advance. Settlement communications within the scope of this paragraph shall be inadmissible in any arbitration or litigation between the parties.
5.1 (b) Arbitration. Disputes arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section 5.1(b) pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted in the English language and shall occur in Los Angeles County, California, USA only following the failure to resolve the dispute pursuant to cooperative engagement discussions as set forth in Section 5.1(a) above. There shall be three arbitrators: each party shall choose one arbitrator and, if the two arbitrators are not able to agree on a third arbitrator, the third shall be chosen by the ICC. The prevailing party in the arbitration shall have the right to recover its costs and reasonable attorneys’ fees, which the arbitrators shall include in their awards. Any party that seeks to confirm or vacate an arbitration award issued under this Section 5.1(b) may do so only pursuant to the applicable arbitration statutes. In any litigation involving ICANN concerning this Agreement, jurisdiction and exclusive venue for such litigation shall be in a court located in Los Angeles County, California, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of arbitration, the parties shall have the right to seek a temporary stay or injunctive relief from the arbitration panel or a court, which shall not be a waiver of this agreement to arbitrate.
Section 5.2 Specific Performance. Registry Operator and ICANN agree that irreparable damage could occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. Accordingly, the parties agree that they each shall be entitled to seek from the arbitrators specific performance of the terms of this Agreement (in addition to any other remedy to which each party is entitled).
Section 5.3 Limitation of Liability. ICANN’s aggregate monetary liability for violations of this Agreement shall not exceed the amount of Registry-Level Fees paid by Registry Operator to ICANN within the preceding twelve-month period pursuant to this Agreement. Registry Operator’s aggregate monetary liability to ICANN for violations of this Agreement shall be limited to fees, and monetary sanctions under Section 4.4, if any, due and owing to ICANN under this Agreement within the preceding twelve-month period. In no event shall either party be liable for special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with this Agreement or the performance or nonperformance of obligations undertaken in this Agreement, except as provided pursuant to Section 4.4 of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REGISTRY OPERATOR DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 6 TERMINATION PROVISIONS
Section 6.1 Termination by ICANN. ICANN may terminate this Agreement if and only if: (i) Registry Operator fails to cure any fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); or Section 5.2 within thirty (30) calendar days after ICANN gives Registry Operator written notice of the breach, which notice shall include with specificity the details of the alleged breach; and (ii) (a) an arbitrator or court has finally determined that Registry Operator is, or was, in fundamental and material breach and failed to cure such breach within the prescribed time period and (b) following the decision of such arbitrator or court, Registry Operator has failed to comply with the decision of the arbitrator or court.
Section 6.2 Bankruptcy. This Agreement shall automatically terminate in the event Registry Operator shall voluntarily or involuntarily be subject to bankruptcy proceedings.
Section 6.3 Transition of Registry upon Termination of Agreement. Upon any termination of this Agreement as provided in Sections 6.1 and 6.2, the parties agree to work cooperatively to facilitate and implement the transition of the registry for the TLD in accordance with this Section 6.3. Registry Operator shall agree to provide ICANN or any successor registry authority that may be designated for the TLD with any data regarding operations of the registry for the TLD necessary to maintain operations that may be reasonably requested in addition to that data escrowed in accordance with Section 3.1(c)(i) hereof.
Section 6.4 Rights in Data. Registry Operator shall not be entitled to claim any intellectual property rights in Registry Data. In the event that Registry Data is released from escrow as set forth in Section 3.1(c)(i), rights, if any, held by Registry Operator in the data shall automatically be licensed on a non-exclusive, irrevocable, royalty-free, paid-up basis to ICANN or to a party designated in writing by ICANN.
Section 6.5 No Reimbursement. Any and all expenditures, capital investments or other investments made by Registry Operator in connection with this Agreement shall be at Registry Operator’s own risk and ICANN shall have no obligation to reimburse Registry Operator for any such expense, capital expenditure or investment. Registry Operator shall not be required to make any payments to a successor registry operator by reason of registry fees paid to Registry Operator prior to the effective date of (i) any termination or expiration of this Agreement or (ii) transition of the registry, unless any delay in transition of the registry to a successor operator shall be due to the actions of Registry Operator.
ARTICLE 7 SPECIAL PROVISIONS
Section 7.1 Registry-Registrar Agreement.
7.1 (a) Access to Registry Services. Registry Operator shall make access to Registry Services, including the shared registration system, available to all ICANN-accredited registrars, subject to the terms of the Registry-Registrar Agreement attached as Appendix 8 hereto. Registry Operator shall provide all ICANN-accredited registrars following execution of the Registry-Registrar Agreement, provided registrars are in compliance with such agreement, operational access to Registry Services, including the shared registration system for the TLD. Such nondiscriminatory access shall include without limitation the following:
7.1 (a)(i) All registrars (including any registrar affiliated with Registry Operator, if any) can connect to the shared registration system gateway for the TLD via the Internet by utilizing the same maximum number of IP addresses and SSL certificate authentication;
7.1 (a)(ii) Registry Operator has made the current version of the registrar toolkit software accessible to all registrars and has made any updates available to all registrars on the same schedule;
7.1 (a)(iii) All registrars have equivalent access to customer support personnel via telephone, e-mail and Registry Operator’s website;
7.1 (a)(iv) All registrars have equivalent access to registry resources to resolve registry/registrar or registrar/registrar disputes and technical and/or administrative customer service issues;
7.1 (a)(v) All registrars have equivalent access to data generated by Registry Operator to reconcile their registration activities from Registry Operator’s Web and ftp servers;
7.1 (a)(vi) All registrars may perform basic automated registrar account management functions using the same registrar tool made available to all registrars by Registry Operator; and
7.1 (a)(vii) The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.
7.1 (a)(viii) Such Registry-Registrar Agreement may be revised by Registry Operator from time to time, provided however, that any such revisions must be approved in advance by ICANN.
7.1 (b) Registry Operator Shall Not Act as Own Registrar. Registry Operator shall not act as a registrar with respect to the TLD. This shall not preclude Registry Operator from registering names within the TLD to itself through a request made to an ICANN-accredited registrar.
7.1 (c) Restrictions on Acquisition of Ownership or Controlling Interest in Registrar. Registry Operator shall not acquire, directly or indirectly, control of, or a greater than fifteen percent ownership interest in, any ICANN-accredited registrar.
Section 7.2 Fees to be Paid to ICANN.
7.2 (a) Registry-Level Transaction Fee.
7.2 (a)(i) Commencing on January 1, 2007, Registry Operator shall pay ICANN a Registry-Level Fee. Subject to Sections 7.2(a)(ii) and (iii) below, such fee shall equal the Transaction Fee set forth in the table below multiplied by the number of annual increments of an initial or renewal domain name registration (including renewals associated with transfers from one ICANN-accredited registrar to another) during the applicable calendar quarter:

YEAR	TRANSACTION FEE
2007	US$0.15

2008	US$0.15

2009	US$0.20

2010	US$0.20

2011	US$0.25

2012	US$0.25
7.2 (a)(ii) Commencing in 2009, for calendar quarters during the Term for which the average annual price of registrations during the quarter is between US$3.01 and US$4.99, the Registry-Level Fee shall be the lesser of (a) the transaction fee provided in 7.2.a.1 or (b) US$0.15 plus US $0.01 for each increase by US$0.20 above $3.01 in the average price of domain name registrations, multiplied by the number of annual increments of an initial or renewal domain name registration during such quarter (including renewals associated with transfers from one ICANN-accredited registrar to another); and
7.2 (a)(iii) Following two consecutive calendar quarters during which the average annual price of registrations during the quarter is US$3.00 or less (disregarding for these purposes any registry-offered discounts or marketing incentives having the short term effect of lowering the average annual price of domain name registrations), Registry Operator may request the parties enter good-faith negotiations to review and renegotiate the fee obligation considering all relevant factors including but not limited to Registry Operator’s business needs as well as ICANN’s financial requirements.

7.2 (b) Payment Schedule. Registry Operator shall pay the Registry-Level Fees specified in Section 7.2(a) and Section 7.2(c), if applicable, by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN.
7.2 (c) Variable Registry-Level Fee. For fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars, upon receipt of written notice from ICANN, Registry Operator shall pay ICANN a Variable Registry-Level Fee. The fee will be calculated by ICANN, paid to ICANN by the Registry Operator in accordance with the Payment Schedule in Section 7.2(b), and the Registry Operator will invoice and collect the fees from the registrars who are party to a Registry-Registrar Agreement with Registry Operator. The fee will consist of two components; each component will be calculated by ICANN for each registrar:
7.2 (c)(i) The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US $0.25.
7.2 (c)(ii) The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per- registrar fees calculated for all registrars shall not exceed the total Per- Registrar Variable funding established pursuant to the approved 2004- 2005 ICANN Budget.
Provided, however, that Registry Operator shall only be required to pay the fees set forth in paragraph (c) above, in the event that ICANN elects to collect the Variable Registry-Level Fee from all ICANN-Accredited Registrars. For the avoidance of doubt, Registry Operator shall not be required to collect the per-registrar component of the Variable Registry-Level Fee from any registrar unless it is required to do so for all registrars.
7.2 (d) Interest on Late Payments. For any payments pursuant to Section 7.2(a) thirty days or more overdue past the time period for payment set forth in Section 7.2 (b), Registry Operator shall pay interest on late payments at the rate of 1.5% per month or, if less, the maximum rate permitted by applicable law. Registry Operator shall not be required to pay interest on late payments under Section 7.2(c), provided that Registry Operator is in good faith making reasonably diligent efforts to collect the underlying payments from those registrars party to a Registry-Registrar Agreement with Registry Operator.
Section 7.3. Pricing for Domain Name Registrations and Registry Services.
(a) Pricing. From the Effective Date through six (6) months following the Effective Date, the price to ICANN-accredited registrars for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another, shall not exceed a total fee of US$6.00 (the “Maximum Service Fee”). Commencing on 1 January 2007, the Maximum Service Fee charged during a calendar year for each annual increment of a new and renewal domain name registration and for transferring a domain name registration from one ICANN-accredited registrar to another, may not exceed the Maximum Service Fee during the preceding calendar year multiplied by 1.10. The same Service Fee shall be charged to all ICANN-accredited registrars for new and renewal domain name registrations. Volume discounts and marketing support and incentive programs may be made if the same opportunities to qualify for those discounts and marketing support and incentive programs is available to all ICANN-accredited registrars.
(b) Adjustments to Pricing for Domain Name Registrations. Registry Operator shall provide no less than six months prior notice in advance of any price increase for domain name registrations and shall continue to offer domain name registrations for periods of up to ten years. Registry Operator is not required to give notice of the imposition of the Variable Registry-Level Fee set forth in Section 7.2(c).
ARTICLE 8 MISCELLANEOUS
Section 8.1 Indemnification of ICANN.
8.1 (a) Registry Operator shall indemnify, defend, and hold harmless ICANN (including its directors, officers, employees, and agents) from and against any and all third-party claims, damages, liabilities, costs, and expenses, including reasonable legal fees and expenses, arising out of or relating to: (a) ICANN’s reliance, in connection with its decision to delegate the TLD to Registry Operator or to enter into this Agreement, on information provided by Registry Operator in its application for the TLD; (b) Registry Operator’s establishment or operation of the registry for the TLD; (c) Registry Operator’s provision of Registry Services; (d) collection or handling of Personal Data by Registry Operator; (e) any dispute concerning registration of a domain name within the domain of the TLD for the registry; and (f) duties and obligations of Registry Operator in operating the registry for the TLD; provided that Registry Operator shall not be obligated to indemnify, defend, or hold harmless ICANN to the extent the claim, damage, liability, cost, or expense arose due to a breach by ICANN of any obligation contained in this Agreement. For avoidance of doubt, nothing in this Section 8.1 shall be deemed to require Registry Operator to reimburse or otherwise indemnify ICANN for the costs associated with the negotiation or execution of this Agreement, or with the monitoring or management of the parties’ respective obligations under this Agreement. Further, this section shall not apply to any request for attorney’s fees in connection with any litigation or arbitration between or among the parties.
8.1 (b) For any claims by ICANN for indemnification whereby multiple registry operators (including Registry Operator) have engaged in the actions or omissions that gave rise to the claim, Registry Operator’s aggregate liability to indemnify ICANN with respect to such claim shall be limited to a percentage of ICANN’s total claim, calculated by dividing the number of total domain names under registration with Registry Operator within the TLD (which names under registration shall be calculated consistently with Section 7.2 hereof for any applicable quarter) by the total number of domain names under registration within all TLDs for which the registry operators thereof that are engaging in the same acts or omissions giving rise to such claim. For the avoidance of doubt, in the event that a registry operator is engaged in the same acts or omissions giving rise to the claims above, but such registry operator(s) do not have the same or similar indemnification obligations to

ICANN at set forth in 8.1(a) above, the number of domains under management by such registry operator(s) shall nonetheless be included in the calculation in the preceding sentence.
Section 8.2 Indemnification Procedures. If any third-party claim is commenced that is indemnified under Section 8.1 above, notice thereof shall be given to ICANN as promptly as practicable. Registry Operator shall be entitled, if it so elects, in a notice promptly delivered to ICANN, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party’s sole cost and expense, provided that in all events ICANN shall be entitled to control at its sole cost and expense the litigation of issues concerning the validity or interpretation of ICANN policies or conduct. ICANN shall cooperate, at its own cost, in all reasonable respects with Registry Operator and its attorneys in the investigation, trial, and defense of such claim and any appeal arising there from; provided, however, that the indemnified party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising there from. No settlement of a claim that involves a remedy affecting ICANN other than the payment of money in an amount that is indemnified shall be entered into without the consent of ICANN. If Registry Operator does not assume full control over the defense of a claim subject to such defense in accordance with this Section, Registry Operator may participate in such defense, at its sole cost and expense, and ICANN shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Registry Operator.
Section 8.3 No Offset. All payments due under this Agreement shall be made in a timely manner throughout the term of this Agreement and notwithstanding the pendency of any dispute (monetary or otherwise) between Registry Operator and ICANN.
Section 8.4 Use of ICANN Name and Logo. ICANN grants to Registry Operator a non-exclusive royalty-free license to state that it is designated by ICANN as the Registry Operator for the Registry TLD and to use a logo specified by ICANN to signify that Registry Operator is an ICANN-designated registry authority. This license may not be assigned or sublicensed by Registry Operator.
Section 8.5 Assignment and Subcontracting. Any assignment of this Agreement shall be effective only upon written agreement by the assignee with the other party to assume the assigning party’s obligations under this Agreement. Moreover, neither party may assign this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, ICANN may assign this Agreement (i) in conjunction with a reorganization or re-incorporation of ICANN, to another nonprofit corporation organized for the same or substantially the same purposes, or (ii) as may be required pursuant to the terms of that certain Memorandum of Understanding between ICANN and the U.S. Department of Commerce, as the same may be amended from time to time. Registry Operator must provide notice to ICANN of any subcontracting arrangements, and any agreement to subcontract portions of the operations of the TLD must mandate compliance with all covenants, obligations and agreements by Registry Operator hereunder. Any subcontracting of technical operations shall provide that the subcontracted entity become party to the data escrow agreement mandated by Section 3.1(c)(i) hereof.
Section 8.6 Amendments and Waivers. No amendment, supplement, or modification of this Agreement or any provision hereof shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be binding unless evidenced by a writing signed by the party waiving compliance with such provision. No waiver of any of the provisions of this Agreement or failure to enforce any of the provisions hereof shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 8.7 No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either ICANN or Registry Operator to any non-party to this Agreement, including any registrar or registered name holder.
Section 8.8 Notices, Designations, and Specifications. All notices to be given under or in relation to this Agreement shall be given either (i) in writing at the address of the appropriate party as set forth below or (ii) via facsimile or electronic mail as provided below, unless that party has given a notice of change of postal or email address, or facsimile number, as provided in this agreement. Any change in the contact information for notice below shall be given by the party within 30 days of such change. Any notice required by this Agreement shall be deemed to have been properly given (i) if in paper form, when delivered in person or via courier service with confirmation of receipt or (ii) if via facsimile or by electronic mail, upon confirmation of receipt by the recipient’s facsimile machine or email server. Whenever this Agreement shall specify a URL address for certain information, Registry Operator shall be deemed to have been given notice of any such information when electronically posted at the designated URL. In the event other means of notice shall become practically achievable, such as notice via a secure website, the parties shall work together to implement such notice means under this Agreement.
If to ICANN, addressed to:
Internet Corporation for Assigned Names and Numbers
4676 Admiralty Way, Suite 330
Marina Del Rey, California 90292
Telephone: 1-310-823-9358
Facsimile: 1-310-823-8649
Attention: President and CEO
With a Required Copy to: General Counsel
Email: (As specified from time to time.)
If to Registry Operator, addressed to:
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Telephone: 1-571-434-5400
Facsimile: 1-571-434-5735
Attention: Sr. Director, Law, Advanced Services and Business Development
NeuStar, Inc.
With a Required Copy to: General Counsel
Email: (As specified from time to time.)
Section 8.9 Language. Notices, designations, determinations, and specifications made under this Agreement shall be in the English language.
Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.11 Entire Agreement. This Agreement (including its Appendices, which form a part of it) constitutes the entire agreement of the parties hereto pertaining to the operation of the TLD and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties on that subject. In the event of a conflict between the provisions in the body of this Agreement and any provision in its Appendices, the provisions in the body of the Agreement shall control.
[signature page follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
     INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS

By:	/s/ Dr. Paul Twomey
Dr. Paul Twomey
President and CEO
Date:
     NEUSTAR, INC.

By:	/s/ Richard Tindal
Richard Tindal
Vice President
Date: 12/19/06